THE LILLY DIRECTORS' DEFERRED COMPENSATION PLAN

                 (As Amended and Restated as of August 1, 1994)


Section 1.  Establishment of the Plan.

There is hereby established a plan for the voluntary deferral of compensation by members of the Board of Directors who are not employees of the Company.  The

Plan is known as "The Lilly Directors' Deferred Compensation Plan."



Section 2.  Definitions.



When used in the Plan, the following terms shall have the definitions set forth in this Section 2:



     2.1.  Account.  The term "Account" means the separate account maintained under the Plan for each Participant as described in Section 4 hereof.



     2.2.    Beneficiary.  The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries)

     designated pursuant to subsection 5.2 hereof.



     2.3.    Board of Directors.  The term "Board of Directors" means the Board of Directors of the Company.



     2.4.    Committee.  The term "Committee" means the Compensation and

     Management Development Committee of the Board of Directors, provided that no Participant shall be considered to be a member of the Committee for purposes of the Plan.



     2.5.    Company.  The term "Company" means Eli Lilly and Company.



     2.6.    Company Credit.  The term "Company Credit" means an amount computed and credited annually to a Participant's  Account at a rate that is two percent (2%) above the rate that the Treasurer of the Company determines was the prime rate of interest charged by Chemical Bank, New York, New York

     (the "Bank"), on loans made on the immediately preceding December 15 or, if the Bank was closed on December 15, the last day preceding December 15 on which the Bank was open for business.



     2.7.    Compensation.  The term "Compensation" means any or all

     compensation to which a Director is entitled for services rendered to the

     Company as a Director.



     2.8.    Deferral Allocation Date.  The term "Deferral Allocation Date"

     means the first Monday that (i) follows the earlier of (a) the date on which a deferred amount would have been paid in cash if a deferral election had not been made hereunder, or (b) in the case of an award of compensation which by its terms is subject to a deferred payment date, the date of award; and (ii) is the third Monday of a month.



     2.9.    Director.  The term "Director" means a member of the Board of

     Directors who is not a salaried employee of the Company.



     2.10.    Participant.  The term "Participant" means a Director who has elected to defer all or part of his Compensation pursuant to the Plan in accordance with Section 3 hereof.



     2.11.    Plan.  The term "Plan" means The Lilly Directors' Deferred

     Compensation Plan, as set forth herein and as it may be amended from time to time.



Section 3.  Participation.



Prior to the beginning of each calendar year, a Director may defer the receipt of Compensation to be earned by the Director during such year by filing with the

Company a written election that:



          (i)    defers payment of a designated amount (of one Thousand Dollars

          ($1,000) or more) or percentage of his Compensation for services attributable to the following calendar year (or portion thereof); and



          (ii)    specifies the payment option selected by the Participant

          pursuant to subsection 5.1 hereof.



     The amount deferred may not exceed the Director's Compensation for the calendar year.  Notwithstanding the foregoing, any individual who is newly elected or appointed to serve as a Director may, not later than thirty (30)

     days after his election or appointment becomes effective, elect, in accordance with the preceding provisions of this Section 3, to defer the receipt of Compensation earned during the portion of the current calendar year that follows the filing of the election with the Company.  Except as provided in subsections 5.1 and 5.3 hereof, any elections made pursuant to this Section 3 with respect to a calendar year shall be irrevocable when made.



Section 4.  Account.



The Company shall maintain an individual Account in the name of each participant in respect of each calendar year a Participant elects to defer receipt of

Compensation pursuant to Section 3 hereof.



     4.1.    Account.  The Account shall be denominated in U.S. dollars, rounded to the nearest whole cent.  A deferred amount allocated to an Account pursuant to Section 3 hereof shall be credited to the Participant's Account as of the Deferral Allocation Date.



     4.2.    Account Statements.  Within a reasonable time following the end of each calendar year, the Company shall render an annual statement to each

     Participant.  The annual statement shall report the dollar amount credited to the Participant's Account as of December 31 of that year.



     4.3.    Accrual of Company Credit.  The Treasurer of the Company shall determine the annual rate of Company Credit on or before December 31 of each calendar year.  This rate shall be effective for the following calendar year.  The Company Credit shall accrue monthly, at one-twelfth of the applicable annual rate, on all amounts credited to the Participant's

     Account, including the Company Credits for prior years.  The Company Credit shall not accrue on any amount distributed to the Participant (or to the

     Participant's Beneficiary) during the month for which the accrual is determined, except where an amount is distributed to a Beneficiary in the month of the Participant's death.  The Company Credit for each year shall be credited to each Participant's Account as of December 31 of that year and shall be compounded annually.



     4.4.    Transfer of Share Account Balance to Interest Account.

     The credited account balance as of September 1, 1994, in the Participant's

     Share Account shall be transferred to the Participant's Interest Account and such Accounts shall be consolidated into a single Account as of that date.  The valuation of the Participant's Share Account for purposes of this transfer shall be based upon the value of the Company shares allocated to the Participant's Share Account on September 1, 1994.  The valuation of the Company shares shall be based on the average of the high and low price for a share of common stock of the Company on September 1, 1994, as reported on the composite tape for shares listed on The New York Stock

     Exchange.



     As of September 1, 1994, no further amounts shall be credited or allocated to the Participant's Share Account.  Company Credit will continue to accrue to the Participant's Account.



Section 5.  Payment.



     5.1.    Payment Options.  The Participant shall select a payment election from the payment elections described below.  The Participant's final payment election shall control over all prior payment elections.  The payment option selected by a Participant in connection with the election to defer Compensation for a calendar year shall provide for payment to the

     Participant of the amounts credited to the Participant's Account for that year in:



          (i)    a lump sum in January of the calendar year following the

          calendar year in which the Participant ceases to be a Director; or



          (ii)    annual installments over a period of two to ten years

          commencing in January of the calendar year following the calendar year during which the Participant ceases to be a Director.



     If the payment option described in paragraph (i), above, has been elected,

     the amount of the lump sum shall be equal to the amount credited to the

     Participant's Account as of the December 31 next preceding the date of the payment.  If the payment option described in paragraph (ii), above, has been elected, the amount of each installment shall be equal to the amount credited to the Participant's Account as of the December 31 next preceding the date of the installment payment divided by the number of installment payments that have not yet been made.  If the Participant fails to elect a payment option, the amount credited to the Participant's  Account shall be distributed in a lump sum in accordance with the payment option described in paragraph (i), above.  If the amount credited to the Participant's

     Account is less than $25,000, the Committee, in its sole discretion, may pay out the amount credited to the Participant's Account in a lump sum.



     5.2.    Payment Upon Death.  Within a reasonable period of time following the death of the Participant, the balance in the Participant's Account shall be paid by the Company in a lump sum to the Participant's

     Beneficiary.  For purposes of this subsection 5.2, the amount credited to the Participant's Account shall be determined as of the date of payment.  A

     Participant may designate the Beneficiary, in writing, in a form acceptable to the Committee and filed with the Company before the Participant's death.

     A Participant may, before the Participant's death, revoke a prior designation of Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided that such revocation and new designation (if any) are in writing, in a form acceptable to the Committee, and filed with the Company before the

     Participant's death.  If the Participant does not designate a Beneficiary,

     or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the Participant's life shall be paid to the Participant's estate in a lump sum in accordance with this subsection 5.2.



     5.3.    Payment on Unforeseeable Emergency.  The Administrator may, in its

     sole discretion, direct payment to a Participant of all or of any portion of the Participant's Account balance, notwithstanding an election under

     Section 5.1. above, at any time that it determines that such Participant has an unforeseeable emergency and then only to the extent reasonably necessary to meet the emergency.  For purposes of this rule, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved --



         (i)    Through reimbursement or compensation by insurance or

         otherwise,



         (ii)    By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or



         (iii)    By cessation of deferrals under the Plan.



     Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.



     5.4.    Cash Payments.  All payments under the Plan shall be made in cash.



Section 6.  Prohibition Against Transfer.



The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution.  A

Participant may not assign, sell, pledge, or otherwise transfer any amount to which he is entitled hereunder prior to transfer or payment thereof to the

Participant.



Section 7.  General Provisions.



     7.1.    Participant's Rights Unsecured.  The Plan is unfunded.  The right of any Participant to receive payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.



     7.2.    Administration.  Except as otherwise provided in the Plan, the Plan shall be administered by the Committee, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan.



     7.3.    Legal Opinions.  The Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations and duties under the Plan, or with respect to any action,

     proceeding, or any questions of law, and shall not be liable with respect to any action taken, or omitted, by it in good faith pursuant to the advice of such counsel.



     7.4.    Liability.  Any decision made or action taken by the Board of

     Directors, the Committee, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction,

     administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties.  Neither the Committee nor a member of the Board of Directors and no employee of the

     Company or any of its subsidiaries shall be liable for any act or actions hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.



     7.5.    Withholding.  The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments.  The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon,

     irrespective of whether withholding is required.



     7.6.    Incapacity.  If the Committee determines that any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to such person's spouse, parent, brother, sister, or other party deemed to have incurred expenses for such person.



     7.7.    Inability to Locate.  If the Committee is unable to locate a person to whom a payment is due under the Plan for a period of twelve (12) months,

     commencing with the first day of the month as of which the payment becomes payable, the total amount payable to such person shall be forfeited.



     7.8.    Legal Holidays.  If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided, that this subsection

     7.8 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.



Section 8.  Amendment, Suspension, and Termination.



The Board of Directors shall have the right at any time and from time to time,

to amend, suspend, or terminate the Plan.



Section 9.  Applicable Law.



The Plan shall be governed by, and construed in accordance with, the laws of the

State of Indiana, except to the extent that such laws are preempted by Federal

Law.



Section 10.  Effective Date.



The effective date of this amendment and restatement of the Plan is August 1,

1994.  Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of the

Plan that were then in effect.